Exhibit 99.1
12701 Fair Lakes Circle, Fairfax, VA 22033
703.322.0881 Fax 703.322.0885
www.argonst.com
NEWS RELEASE

For Immediate Release
Argon ST, Inc. to Acquire Radix Technologies
FAIRFAX, Va—(BUSINESS WIRE)—September 13, 2005 — Argon ST, Inc., (NASDAQ: STST) a Fairfax, Virginia-based company, has reached agreement with the majority owners to acquire the outstanding stock of Radix Technologies of Mountain View, California. Radix, an industry innovator, designs and builds high performance, leading edge signal processing systems and equipment for military, intelligence community, and commercial applications. The systems have applications in reconnaissance, geolocation, anti-jamming GPS, and communications systems. The company’s founders leveraged a strong heritage in communications intelligence to build a highly respected foundation in digital signal processing. The company has earned customer community leadership in signal reconnaissance techniques in challenging, complex electronic environments by the use of adaptive beamforming and interference cancellation.
According to Robert Shanafelt, President and Chief Executive Officer of Radix Technologies, Inc., “The acquisition of Radix by Argon ST is extremely positive and beneficial to our customers, employees and stockholders. Radix’s leading edge signal processing technology for reconnaissance and navigation will complement the Argon ST advanced signal intercept and processing systems to create new business opportunities for both organizations. The Argon ST capabilities will provide Radix’s customers with a stable corporate base for the development of full operational systems.” Radix owes its rich and varied intellectual property base to its nationally recognized technical staff who will be unaffected by the merger. Radix will continue to operate from its Mountain View (CA) headquarters.
Terry Collins, CEO and President of Argon ST, Inc., stated, “The opportunities presented by the combination of Radix’s proven signal processing capabilities with Argon ST’s success in C4ISR are tremendous. Radix’s unique yet complementary capabilities are especially important in our continuing efforts to provide warfighters the advantages of information with the clarity and timeliness required to impact operational decisions. Radix brings solid engineering and innovative spirit to meet the unprecedented challenges of today’s complex and dynamic signals environment. I am pleased that they will become a part of Argon ST.”
Argon ST designs, develops, and produces systems and sensors for the Command and Control, Communications, Computers, Intelligence, Surveillance, and Reconnaissance (C4ISR) markets including SIGINT (signals intelligence), ESM (Electronic Support Measures), EW (Electronic Warfare), imaging, and acoustic systems serving domestic and worldwide markets.
Argon ST, Inc.
Victor F. Sellier, 703-995-4219
vic.sellier@argonst.com
www.argonst.com